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                                                   EXHIBIT-2

                 ASSETS TRANSFER AGREEMENT


                 DATED AS OF JULY 8, 1994,
                      BY AND AMONG
                FIGGIE INTERNATIONAL INC.,
              FIGGIE LICENSING CORPORATION,
          FIGGIE INTERNATIONAL REAL ESTATE, INC.,
                 FIGGIE PROPERTIES INC.
                          AND
           RAWLINGS SPORTING GOODS COMPANY, INC.



                  ASSETS TRANSFER AGREEMENT

          ASSETS TRANSFER AGREEMENT (the "Agreement"), dated as of July 8, 1994, by and among FIGGIE INTERNATIONAL INC., a Delaware corporation ("Figgie"), FIGGIE LICENSING CORPORATION, a Delaware corporation ("Figgie Licensing"), FIGGIE INTERNATIONAL REAL ESTATE, INC., a Delaware corporation ("Figgie Real Estate"), FIGGIE PROPERTIES INC., a Delaware corporation ("Figgie Properties"; and together with Figgie, Figgie Licensing and Figgie Real Estate, "Seller"), and RAWLINGS SPORTING GOODS COMPANY, INC., a Delaware corporation ("RSGC"; and together with Figgie, Figgie Licensing, Figgie Real Estate and Figgie Properties, the "Parties", and each, a "Party").

     WHEREAS, Rawlings Sporting Goods Company (the
"Division") is currently an unincorporated operating division of Figgie;

     WHEREAS, upon and subject to the terms and conditions of this Agreement, Seller desires to convey and assign to RSGC all of the assets (other than the "Excluded Assets," as defined below) and liabilities (other than the "Excluded Liabilities," as defined below) of the Division and certain other assets, including all of the stock of two subsidiaries of Figgie, used in the business conducted by the Division (the "Rawlings Business"), in exchange for 7,649,981 shares of Common Stock, par value $.01 per share, of RSGC (the "Shares"), a note in the principal amount of $35,000,000 in the form of Exhibit A hereto (the "Note"), the tax benefits to be obtained under the Tax Sharing and Separation Agreement, between RSGC and Figgie, in the form of Exhibit G hereto (the "Tax Sharing and Separation Agreement"), and the assumption by RSGC of the liabilities (other than the Excluded Liabilities) of the Division; and

     WHEREAS, upon and subject to the terms and conditions of this Agreement, RSGC desires to accept the conveyance and assignment from Seller of the assets (other than the Excluded Assets) and liabilities (other than the Excluded Liabilities) of the Division and certain other assets, including all of the stock of two subsidiaries of Figgie, used in the Rawlings Business, issue the Shares to Seller, issue the Note to Figgie, enter into the Tax Sharing and Separation Agreement and assume the liabilities (other than the Excluded Liabilities) of the Division.

     NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

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                   ARTICLE 1  -  TRANSFER

     1.1 Agreement to Transfer. At the Closing hereunder (as defined in Section 2.1 hereof) and except as otherwise specifically provided in this Article 1, Seller shall grant, sell, convey, assign, transfer and deliver to RSGC, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to (a) the operations of the Rawlings Business as of the Closing Date, as a going concern, and the goodwill associated therewith, and (b) all of the assets, properties and business as of the Closing Date, whether tangible or intangible, real, personal or mixed, used in the operation of or otherwise relating to the Rawlings Business, including without limitation the assets described in Section 1.2 hereof, but excluding those assets (the "Excluded Assets") specifically set forth in
Section 1.3 hereof as being excluded (collectively, but excluding the Excluded Assets, the "Assets").

     1.2 The Assets. The Assets shall include, without limitation, the following:

          (a) Leaseholds. Seller's leasehold interests in the real property described on SCHEDULE 1.2(a) hereto;

          (b) Inventory. All raw materials and inventory of or relating to the Rawlings Business consisting of merchantable raw materials and in-process and finished goods of or relating to the Rawlings Business;

          (c) Fixed Assets. All the machinery, equipment, vehicles, office furniture, tools, dies, leasehold improvements, trade fixtures and all other personal property of or relating to the Rawlings Business, except as set forth in Section 4.1.4 hereof;

          (d) Accounts Receivable. All outstanding accounts receivable of or relating to the Rawlings Business, or of Seller which arise solely from sales of products of the Rawlings Business or otherwise relate solely to the Rawlings Business, including the accounts receivable relating to the Rawlings Business that were previously transferred to The CIT Group/Commercial Services, Inc. and/or to Figgie Acceptance Corporation;

          (e)  Intellectual Property.  All of the
intellectual property solely of or relating solely to the Rawlings Business, including without limitation all trademarks, trade names, service marks, trade secrets, patent applications, patents, copyrights, licenses, royalty rights, processes, designs and inventions owned or used by the Rawlings Business in the ordinary course of business, including without limitation all the items listed on SCHEDULE 1.2(e) hereto, and all goodwill associated with the foregoing;

          (f) Business Records. All business records of or relating solely to the Rawlings Business, including, without limitation, all files, data, drawings, customer lists, bills of material, labor route sheets, standard cost records, supplier lists, marketing plans, product evaluations, product and sales literature and promotional materials;

          (g) Prepaid Expenses. The prepaid expenses of or relating to the Rawlings Business;
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          (h)  Agreements.  All of Seller's right, title and
interest in and to all agreements, contracts, leases, commitments and orders pertaining solely to the ownership and conduct of or relating to the Rawlings Business, including without limitation those listed on SCHEDULE 1.2(h) hereto, except as described on such SCHEDULE 1.2(h);

          (i) Business. The Rawlings Business as a going concern and all associated goodwill;

          (j) Real Estate. All right, title and interest of Seller in and to all the parcels of land described on
SCHEDULE 1.2(j) hereto and to all buildings, structures and improvements located thereon as of the Closing Date, together with (i) all right, title and interest of Seller in and to all rights of way or uses, privileges, permits, franchises, servitude, licenses, easements, tenements, hereditaments and appurtenances now or hereafter belonging or pertaining to any of the foregoing, (ii) all rights, awards and other payments in respect of any taking of any of the foregoing and (iii) all proceeds of any sales or other dispositions relating to any of the foregoing;

          (k) Stock. All of the outstanding capital stock of Figgie de Costa Rica, S.A., a Costa Rica company, and
Rawlings Sporting Goods Company, a Missouri company; and

          (l)  Insurance Policy Benefits Relating to
Environmental Liabilities.

               (i) Except as otherwise provided herein, the benefits, if any, of coverage under the property and casualty insurance policies and binders held by Seller at or prior to the Closing Date, to the extent they provide coverage for any claims, actions or other proceedings initiated before the Closing Date in connection with Environmental Liabilities (as defined below) ("Existing Environmental Claims"), net of Seller's unreimbursed out-of-pocket expenses, legal and consulting fees, incurred in connection with the Existing Environmental Claims.

               (ii) The benefits, if any, of coverage under the property and casualty insurance policies and binders held by Seller at or prior to the Closing Date, to the extent they provide coverage for any claims, actions or other proceedings initiated on or after the Closing Date in connection with Environmental Liabilities arising before the Closing Date ("New Environmental Claims"), including assumption of defense, payment of defense costs or indemnification by the insurance carriers.

     1.3 The Excluded Assets. Specifically excluded from the Assets are the following:

          (a)  the corporate seals, certificates of
incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller, except to the extent included in
Section 1.2(f) hereof;

          (b) the rights which accrue or will accrue to Seller under this Agreement;

          (c)  all cash and cash equivalents;
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          (d)  any and all insurance policies of Seller,
claims thereunder, related payments or recoveries thereunder, related refunds or proceeds, and all rights relating thereto, except to the extent provided in Section 1.2(l) hereof;

          (e)  any and all assets of Seller's employee
welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the employee pension benefit plans as defined in Section 3(2) of ERISA maintained by Seller for the benefit of its employees, including the employees of the Division;

          (f)  the assets, properties or rights set forth on
SCHEDULE 1.3(f) hereto; and

          (g) any and all actions, claims, causes of action, rights of recovery, choses in action and rights of set off of any kind arising before, on or after the Closing Date relating to the Excluded Assets set forth above.

     1.4  Liens.  The Assets conveyed to RSGC on the Closing
Date pursuant to this Agreement will be conveyed free and clear of all liens, charges and encumbrances whatsoever, except as otherwise disclosed in this Agreement or on
SCHEDULE 1.4 hereto.

     1.5 Consideration by Seller. At the Closing hereunder, Seller shall convey and assign to RSGC all of Seller's right, title and interest in and to the Assets, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of RSGC contained herein. At the Closing, Seller shall execute and deliver to RSGC "bargain and sale deeds with covenants against grantor's acts" or their equivalents to transfer to RSGC the real properties and other real estate interests described in Section 1.2(j) hereof and on SCHEDULE 1.2(j) hereto and a bill of sale substantially in the form of Exhibit B hereto to transfer to RSGC the other Assets and take any and all additional actions as may be required to convey and assign the Assets to RSGC. At the Closing, Seller shall also execute and deliver to RSGC multiple copies of the Confirmation of Patent Assignment, in the form of Exhibit C hereto (the "Assignment of Patents"), the Confirmation of Trademark Assignment, in the form of Exhibit D hereto (the "Assignment of Trademarks"), and the Confirmation of Copyright Assignment, in the form of Exhibit E hereto (the "Assignment of Copyrights").

     1.6 Consideration by RSGC. At the Closing hereunder, RSGC will issue the Note to Figgie and will issue the Shares to Seller, which shall be fully paid and non-assessable shares of Common Stock of RSGC. In addition, RSGC will enter into the Tax Sharing and Separation Agreement and will assume at the Closing Date pursuant to an agreement in the form of Exhibit F hereto (the "Assignment and Assumption Agreement"), and shall perform and discharge when due, all liabilities and obligations that have historically been reflected as liabilities on the Rawlings Business's balance sheet and which arise out of or relate to the Rawlings Business, whether arising before or after the Closing Date and whether known or unknown, fixed or contingent, including, but not limited to, the following (collectively, but excluding those liabilities (the "Excluded Liabilities") specifically set forth in Section 1.7 hereof as being excluded, the "Assumed Liabilities"):
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          (a)  Unfilled Orders.  All customer orders issued
in the ordinary course of business relating to the purchase of products of or relating to the Rawlings Business which are on hand unfilled as of the Closing Date, including those which are listed on SCHEDULE 1.6(a) hereto, subject to such changes as may have occurred in the ordinary course of business between the date of such Schedule and the Closing Date;

          (b) Outstanding Purchase Orders. All orders for the purchase of goods, materials and supplies which are used in the Rawlings Business, which are issued in the ordinary course of business, and which are outstanding and unfilled as of the Closing Date, including those which are listed on
SCHEDULE 1.6(b) hereto, subject to such changes as may have occurred in the ordinary course of business between the date of such Schedule and the Closing Date;

          (c) Product Liability. Any claim, action, cause of action, litigation or other proceeding which relates to, arises from or is in any way connected with an incident which occurs on or after the Closing Date and which involves any product sold by the Division;

          (d) Environmental Liability. Any and all actual or threatened, administrative or judicial, actions, orders, claims, liens, notices, violations or proceedings, civil or criminal, brought, issued or asserted by any governmental authority or third party for compliance, penalties, damages, natural resource damages, property damage, personal injury, removal, response or remedial action, or recovery of the costs of removal, response or remedial actions, resulting from a violation of any Environmental Law (as hereinafter defined) or a release or threatened release of a Hazardous Substance (as hereinafter defined) at, to or from, any real property included within the Assets and used in connection with the Rawlings Business or at any third party-owned site where wastes generated by Assets used in connection with the Rawlings Business were sent for disposal, pursuant to any federal, state, local or provincial, civil or criminal law, statute, ordinance, code, rule or regulation, relating to the protection of the environment and/or governing the presence, generation, use, management, storage, transport, treatment, recycling, reclamation, disposal, discharge, emission or release of any Hazardous Substance, including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections
6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Sections 651; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136y et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701 et seq., all as amended from time to time; any permit, license, approval, authorization, order, consent order or binding agreement issued or entered into pursuant to any of the aforementioned; and common law (collectively, "Environmental Law"). Any and all actual or threatened, administrative or judicial, actions, orders, claims, liens, notices, violations or proceedings described in the preceding sentence shall be referred to herein as "Environmental Liabilities." For purposes of this paragraph, "Hazardous Substance" means petroleum materials, petroleum wastes, radioactive materials, hazardous wastes, polychlorinated byphenyls, lead based paint, urea formaldehyde, asbestos or any materials containing asbestos, and any materials or substances defined as or included in the
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 definition of "hazardous substances," "hazardous materials,"
"hazardous constituents," "toxic substances," "toxic pollutants," "pollutants," or "contaminants" under any Environmental Law;

          (e) Litigation. Any actions, suits, claims, proceedings, investigations, demands, assessments or audits which arise under, out of or in connection with any incident which occurs on or after the Closing Date and which involves the Rawlings Business or any of the Assumed Liabilities or Assets;

          (f) Accounts Payable. All accounts payable that relate to the Rawlings Business and are outstanding at and after the Closing Date;

          (g) Warranty and Contractual Obligations. All warranty and contractual obligations arising from the sales of products of the Division or relating to the Rawlings
Business;

          (h) Transferred Employees. All liabilities and obligations of Seller with respect to the Transferred
Employees (as defined below) to the extent described in
Section 5.1 hereof;

          (i)  Taxes.  Except as provided in Article 6
hereof, taxes to the extent provided in the Tax Sharing and Separation Agreement;

          (j) Agreements. All of Seller's liabilities and obligations under all of the agreements, contracts, leases, commitments and orders pertaining solely to the ownership and conduct of or relating solely to the Rawlings Business, including without limitation those listed on SCHEDULES 1.2(a) and 1.2(h) hereto; and

          (k) Workers' Compensation Claims. Any workers' compensation claims which relate to, arise from or are in any way connected with incidents which occur on or after the Closing Date and which involve any of the Transferred
Employees.

In no event, however, shall RSGC assume or incur any liability or obligation under this Section 1.6 or otherwise in respect of any liability or obligation related solely and exclusively to the Excluded Assets.

     1.7 Excluded Liabilities. Figgie, and not RSGC, will be responsible for (a) any claims, actions, causes of action, litigation and other proceedings, including those listed on
SCHEDULE 1.7(a) hereto, which relate to, arise from or are in any way connected with any incidents which occurred prior to the Closing Date and which involve any product sold by the Division; (b) any actions, suits, claims, proceedings, investigations, demands, assessments or audits, including those listed on SCHEDULE 1.7(b) hereto, which arise under, out of or in connection with any incidents which occurred prior to the Closing Date and which involve the Rawlings Business or any of the Assumed Liabilities or Assets; (c) any worker's compensation claims which relate to, arise from or are in any way connected with any incidents which occurred prior to the Closing Date and which involve any of the Transferred Employees; (d) any amounts due and payable to Deloitte & Touche for services rendered to Seller and/or RSGC prior to the Closing Date; and (e) any actions, suits, claims, proceedings, investigations, demands, assessments or audits which arise under, out of or in connection with any liabilities or obligations of Seller with respect to the
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Transferred Employees (and any other current or former
employees of Seller) to the extent not assumed by RSGC under
Section 1.6(h) hereof.

     1.8 Dividend of the Shares by Figgie Licensing, Figgie Real Estate and Figgie Properties. In connection with the transactions contemplated by this Agreement, Figgie will receive 4,649,898 of the Shares, Figgie Licensing will receive 2,750,000 of the Shares, Figgie Real Estate will receive 214,583 of the Shares and Figgie Properties will receive 35,500 of the Shares. Figgie Licensing, Figgie Real Estate and Figgie Properties hereby agree to dividend to Figgie any and all Shares they receive in connection with the transactions contemplated by this Agreement. Accordingly, Figgie Licensing, Figgie Real Estate and Figgie Properties hereby agree that all of the Shares issued by RSGC pursuant to the terms of this Agreement shall be issued in the name of Figgie.

     1.9 Additional Payment by or to Figgie. As soon as practicable following the Closing Date, but in no event later than 60 days after the Closing Date, RSGC will prepare, at Figgie's sole cost and expense, and deliver to Figgie a balance sheet for the Rawlings Business as of June 30, 1994 with pro forma adjustments to reflect contributions by Figgie of accounts receivables, any elimination of liabilities relating to capital leases and any cash of the Rawlings Business retained by Figgie as of the Closing Date (the "Final Balance Sheet") which has been prepared in accordance with generally acceptable accounting principles consistently applied and audited by the independent certified public accountant or firm which customarily prepares the balance sheets and other financial statements of Figgie ("Figgie's Accountants"), except that such Final Balance Sheet will not reflect any accruals for any liabilities being retained by Figgie. Within 15 days after receipt of the Final Balance Sheet, as determined in Section 8.4 hereof, Figgie shall either confirm acceptance of the Final Balance Sheet or furnish to RSGC and Figgie's Accountants a written description of each apparent discrepancy or disagreement with the Final Balance Sheet, specifying all the facts supporting each discrepancy or disagreement and the effect of each discrepancy or disagreement on the results of the Final Balance Sheet, except that, no such discrepancy or disagreement shall be expressed by Figgie with regard to accruals relating to environmental costs. (Failure to so object within such 15 days shall be deemed an acceptance by Figgie of the Final Balance Sheet.) If all discrepancies and disagreements cannot be resolved by RSGC and Figgie within 15 days after RSGC's receipt of any such written description from Figgie, each discrepancy or disagreement which cannot be so resolved shall be submitted to a Big Six accounting firm reasonably acceptable to Figgie and RSGC, which shall be instructed to reach a decision within 60 days, which decision shall be final and binding on the parties. The fees and expenses of such Big Six accounting firm shall be borne one-half by Figgie and one-half by RSGC, and each party shall bear its own expenses in connection therewith including without limitation its attorneys' and accountants' fees.
Once the Final Balance Sheet is accepted by Figgie or final resolution of all disputes is received from the Big Six accounting firm (the "Adjustment Date"), then, within five days after the Adjustment Date, if the investment of Figgie in the Rawlings Business as of the Closing Date (the "Final Figgie Investment"), exceeded $41,972,000 (the "Estimated Figgie Investment"), RSGC shall pay Figgie the difference between those amounts (the "Additional Purchase Price"). If the Final Figgie Investment is lower than the Estimated Figgie Investment, Figgie shall pay the difference to RSGC
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

 (the "Purchase Price Refund") within five days after the Adjustment Date. RSGC shall pay interest on the amount of the Additional Purchase Price and Figgie shall pay interest on the amount of the Purchase Price Refund calculated from the date Figgie is considered to have received the Final
Balance Sheet, as determined in Section 8.4 hereof, to the date of payment, at an interest rate equal to the First
National Bank of Boston's "base lending rate" as in effect from time to time. RSGC shall have the right to offset any amounts due to Figgie by RSGC pursuant to Section 7 of the Tax Sharing and Separation Agreement by any amounts payable by Figgie to RSGC pursuant to this Section 1.9.


         ARTICLE 2  -  CLOSING, THIRD PARTY CONSENTS
            AND CONDUCT OF THE RAWLINGS BUSINESS

     2.1 Closing. The closing (the "Closing") of the sale and purchase of the Assets and related events shall take place at 10:00 A.M., local time, on July 8, 1994 at the offices of Morgan, Lewis & Bockius, 1800 M Street, N.W., Washington, DC 20036 or on such other date as may be mutually agreed upon in writing by RSGC and Figgie. The date of the Closing is sometimes herein referred to as the "Closing Date."

     2.2 Effectiveness of Transfer. The transfer of the Assets and Assumed Liabilities contemplated hereby shall be effective as of the Closing Date. Upon consummation of the Closing, RSGC shall be deemed to be responsible for all of the Assumed Liabilities (to the exclusion of Seller being responsible therefor) and to be the beneficial owner of the Assets, including those Assets as to which record title has not been transferred formally in accordance with applicable law, and RSGC shall be entitled to the benefits arising therefrom.

     2.3 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

          (a)  Seller shall deliver to RSGC the following:

               (i)  a duly executed Bill of Sale;

               (ii)  all agreements, authorizations,
     exemptions, waivers, and consents of any third persons or entities required to be obtained by Seller hereunder or generally required by Seller or RSGC for the consummation of the transactions contemplated by this Agreement, including, but not limited to, the consents of the relevant financial institutions;

               (iii) sufficient original, executed copies of the Assignment of Patents, the Assignment of Trademarks and the Assignment of Copyrights such that there is one original version for each group of patents, trademarks and copyrights for each country covered by those documents covering the intellectual property and other rights to be transferred pursuant to Section 1.2(e) hereof;

               (iv)  sufficient original, executed (by
     Figgie, Figgie Real Estate and/or Figgie Properties, as appropriate) "bargain and sale deeds with covenants against grantor's acts" or their equivalents conveying the real property and other real estate interests described in Section 1.2(j) hereof and on SCHEDULE 1.2(j) hereto;
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

               (v)  stock certificates executed in blank
     evidencing ownership of all of the outstanding capital stock of Figgie de Costa Rica, S.A., a Costa Rica company, and Rawlings Sporting Goods Company, a Missouri company;

               (vi)  a duly executed Assignment and
     Assumption Agreement;

               (vii)  duly executed certificates
     substantially in the form of Exhibit H hereto; and

               (viii)  such other specific instruments of
     sale, conveyance, assignment, transfer and delivery as are required to vest good and marketable title to the Assets in RSGC.

          (b)  RSGC shall deliver to Figgie the following:

               (i)  the Shares;

               (ii)  the Note; and

               (iii)  a duly executed Assignment and
     Assumption Agreement.

          (c) The Parties shall execute and deliver the following agreements and instruments:

               (i)  Tax Sharing and Separation Agreement; and

               (ii)  Transitional Services Agreement, between
          RSGC and Figgie, in the form of Exhibit I hereto.

          (d) At or prior to the Closing, the Parties shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article 4 hereof.

     2.4 Third Party Consents. To the extent that Seller's rights under any agreement, contract, commitment, lease, authorization or other Asset to be assigned to RSGC hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such required consent shall not be obtained or if any attempted assignment would be ineffective or would impair RSGC's rights under the Asset in question so that RSGC would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the terms applicable to the Asset, upon the written request of RSGC and payment by RSGC of all out-of-pocket expenses of Seller in connection therewith, shall act after the Closing Date as RSGC's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the terms applicable to the Asset, with RSGC in any other reasonable arrangement designed to provide such benefits to RSGC. In connection with the assignment of contracts and other rights and obligations in connection with the transfer of the Assets, Seller, in its sole discretion, may enter into one or more guarantees with respect to RSGC's obligations under the contract.

     2.5  Conduct of the Rawlings Business.  Prior to the
Closing Date, Seller shall conduct the Rawlings Business in substantially the same manner as it was conducted prior to the date hereof.
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

     2.6 Adjustments for Real Estate Matters. The following items shall be apportioned between Seller and RSGC and shall be prorated on a per diem basis as of 11:59 p.m. of the day before the Closing Date: (a) with respect to the real property listed on SCHEDULE 1.2(j) hereto: (i) real estate taxes, vault taxes, water charges and sewer rents, if any, on the basis of the fiscal year for which assessed, (ii) fuel and electric costs, based on the most recent monthly bills and (iii) assessments, if any, and (b) with respect to each leasehold listed on SCHEDULE 1.2(a) hereto, any and all fixed rent, additional rent or other charges payable by all tenants.


        ARTICLE 3  -  REPRESENTATIONS AND WARRANTIES

     3.1  Representations and Warranties of the Parties.
Each of the Parties hereto hereby represents and warrants to the other that:

          3.1.1  Corporate Existence.  Such Party is a
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          3.1.2 Corporate Power; Authorization; Enforceable Obligations. Such Party has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by such Party in accordance with the provisions hereof will be, duly executed and delivered on behalf of such Party by duly authorized officers of such Party, and this Agreement constitutes, and such other agreements, documents and instruments when executed and delivered will constitute, the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with their respective terms except to the extent that such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by general principles of equity.

          3.1.3 Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement by such Party does not and will not violate or result in the breach of any material term, condition or provision of, or require the consent of any other person which has not been obtained under, (a) any material law, ordinance, or governmental rule or regulation to which such Party is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to such Party, (c) the charter documents of such Party or (d) any material mortgage, indenture, agreement, contract, lease, plan, authorization or other instrument to which such Party is a party, by which such Party may have rights or by which any of the Assets may be bound, except for the delivery and recording of title transfer documentation (including UCC financing statement filings) with various regulatory authorities with respect to the transfer of title to certain of the Assets.

          3.1.4 Rawlings Business. Except to the extent otherwise provided herein, all assets incidental to the Rawlings Business are being transferred to RSGC pursuant to this Agreement.

          3.1.5 Federal Income Tax Liability. Figgie has made no accounting method change with respect to the Rawlings
Business that requires Figgie to take into account adjustments under Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     3.2 No Other Representations or Warranties of Seller. In connection with the transactions contemplated hereby and the Rawlings Business and the Assets, except as expressly set forth in Section 3.1 hereof, THE ASSETS ARE SOLD ON AN "AS IS" BASIS AND SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR STATUTORY, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE. IN ADDITION, SELLER SHALL NOT BE LIABLE TO OR THROUGH RSGC FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGES OF ANY NATURE OTHER THAN THE EXCLUDED LIABILITIES.

     3.3 Representations and Warranties of RSGC. RSGC hereby represents and warrants to Seller that: (a) RSGC personnel are experienced in the operation of the type of business conducted by the Rawlings Business, (b) RSGC and its directors, officers, attorneys, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable by RSGC all books, records and other information with respect to Seller, the Assets and the Assumed Liabilities, (c) RSGC has taken full responsibility for determining the scope of its investigations of Seller, the Assets and the Assumed Liabilities, and for the manner in which such investigations have been conducted, and has examined Seller, the Assets and the Assumed Liabilities to RSGC's full satisfaction, (d) RSGC is fully capable of evaluating the adequacy and accuracy of the information and material obtained by RSGC in the course of such investigations, (e) RSGC has not relied on Seller with respect to any matter in connection with RSGC's evaluation of Seller, the Assets and the Assumed Liabilities, other than the representations and warranties of Seller specifically set forth in Section 3.1 hereof and (f) Seller is making no representations or warranties, express or implied, of any nature whatever with respect to Seller, the Assets and the Assumed Liabilities, other than the representations and warranties of Seller specifically set forth in Section 3.1 hereof.

     3.4 Survival of Representations and Warranties. The representations and warranties included or provided for herein shall survive until the first anniversary of the Closing Date.


      ARTICLE 4  -  CONDITIONS PRECEDENT TO THE CLOSING

     4.1 Conditions Precedent to RSGC's Obligations. All obligations of RSGC under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          4.1.1 Representations, Warranties and Covenants of Seller. The representations and warranties of Seller herein contained shall have been true and correct in all material respects at the date of execution of this Agreement and shall be true and correct in all material respects at the time of the Closing; Seller shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Figgie shall have delivered to RSGC a certificate dated the Closing Date and signed by an officer of Figgie to such effect.

          4.1.2 Injunctions, Etc. There shall not be any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against Seller or RSGC which prohibits or materially restricts or delays consummation of the Closing.

          4.1.3 Consents and Approvals. Seller shall have obtained the consents required by the terms of the material contracts, commitments, agreements or authorizations of or relating to the Rawlings Business to which Seller or the Division is a party to the extent that RSGC determines that obtaining such consent is required, necessary or desirable under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided.

          4.1.4 Injection Molding Machines. At the Closing, RSGC and Seller shall enter into: (a) a sublease with respect to an injection molding machine which is currently leased by Seller and used in the Rawlings Business and (b) lease(s) with respect to three injection molding machines which are currently owned by Seller and used in the Rawlings Business.

     4.2 Conditions Precedent to Seller's Obligations. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          4.2.1 Representations, Warranties and Covenants of RSGC. The representations and warranties of RSGC herein contained shall have been true and correct in all material respects at the date of execution of this Agreement and shall be true and correct in all material respects at the time of the Closing; RSGC shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and RSGC shall have delivered to Seller a certificate dated the Closing Date and signed by an officer of RSGC to such effect.

          4.2.2 Injunctions, Etc. There shall not be any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against Seller or RSGC which prohibits or materially restricts or delays consummation of the Closing.

          4.2.3 Consents and Approvals. Seller shall have obtained the consents required by the terms of the material contracts, commitments, agreements or authorizations of or relating to the Rawlings Business to which Seller or the Division is a party to the extent that Seller determines that obtaining such consent is required, necessary or desirable under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided.

          4.2.4  Binding Commitment to Sell the Shares.
Figgie shall have entered into a binding commitment to sell the Shares pursuant to one or more underwriting agreements.


             ARTICLE 5  -  POST CLOSING MATTERS

     5.1  Employee Arrangements.

          5.1.1     Continuation of Employment.

          (a)  RSGC's Undertaking.  Effective as of the
Closing Date, RSGC shall continue to employ all of the employees of the Division (all such employees, the "Transferred Employees"); provided, however, that such employment shall be employment at will and RSGC shall have the ability to terminate any such Transferred Employee at any time for any reason, subject to Section 5.1.5 hereof.

          (b)  Employee Benefits.  On and after the Closing
Date: (i) Figgie shall not have any responsibility for providing nor any liability with respect to any employee benefit accruals for the Transferred Employees with respect to their service with RSGC after the Closing Date and RSGC shall not have any responsibility for providing nor any liability with respect to any employee benefit accruals for Transferred Employees with respect to their service with Figgie prior to the Closing Date and (ii) nothing to the contrary withstanding, all Transferred Employees will be considered 100% vested in, and considered to be terminated vested employees or retirees, if applicable, under Figgie's employee pension benefit plans as of the Closing Date. On or after the Closing Date: (i) RSGC shall establish its own employee benefit plans ("RSGC's Employee Benefit Plans"), which, except as otherwise provided in this Section 5.1, need not be comparable to the employee benefit plans being provided by Figgie prior to the Closing Date and shall provide for the eligibility of the Transferred Employees under such Plans and (ii) RSGC's Employee Benefit Plans shall provide the Transferred Employees with credit for service with Figgie for purposes of eligibility under all of RSGC's welfare benefit plans and for purposes of eligibility and vesting under all of RSGC's pension and profit sharing plans to the extent that such service credit would be relevant.

          (c) Compliance with Law. In taking the actions contemplated hereunder in connection with employee benefit plans, Figgie and RSGC shall comply with all applicable law.

          5.1.2     Welfare Benefit Plans; Liabilities
Retained by Figgie.

          (a) Effective upon the Closing Date, Figgie shall retain and be responsible for:

               (i)  the welfare benefits, if any, of all
     present and former employees, other than Transferred
     Employees, and retirees of Figgie as of the Closing
     Date; and

               (ii)  welfare benefit payments payable with
     respect to Transferred Employees for any period prior to the Closing Date.

          (b) On and after the Closing Date, Figgie shall have no liability under any welfare benefit program of Figgie with respect to the Transferred Employees, except as specifically provided in this Section 5.1 hereof or as may be provided under the provisions of ERISA or the Code (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")). RSGC shall take whatever steps are necessary so that no COBRA liability will be incurred by Figgie in connection with the consummation of the transactions contemplated by this Agreement including, but not limited to, providing during the one year period following the Closing Date group health plans which are at least as good as the Figgie plans with no pre-existing condition exclusion or "actively at work" requirement applicable to the Transferred Employees. Figgie shall be responsible for providing such notices to the Transferred Employees under COBRA as it shall deem to be necessary or desirable. Neither Figgie nor RSGC shall have any obligation to pay any severance compensation or separation pay to the Transferred Employees. Figgie shall have no past, present or future responsibility or liability of any kind, contingent or otherwise, arising out of the operation or termination of any welfare benefit plan of RSGC existing at any time whether prior or subsequent to the Closing Date. Figgie shall be responsible for payment of claims arising from occurrences prior to the Closing Date.


          5.1.3  Pension Plan.

          (a)  RSGC's Actions.

               (i) Not later than 120 days after the Closing Date, RSGC shall take such action as is necessary so that the Transferred Employees who were covered by the Figgie International Inc. Retirement Income Plan II ("RIP II") shall be eligible to participate in a defined benefit pension plan which qualifies under Code Section 401(a) ("RSGC's Pension Plan for Transferred Employees"). RSGC's Pension Plan for Transferred Employees shall initially have substantially the same provisions as the provisions of RIP II applicable to the Transferred Employees immediately prior to the Closing Date.

               (ii) RSGC shall furthermore provide in RSGC's Pension Plan for Transferred Employees service credit for (A) eligibility to participate, (B) vesting, (C) eligibility for retirement and early retirement, and (D) benefit accrual, with respect to each Transferred Employee, for service prior to the Closing Date credited for the same purposes under RIP II. RSGC's Pension Plan for Transferred Employees shall further provide that the accrued benefit for a Transferred Employee under such plan shall not be less than the difference between: (A) the benefit accrued by the Transferred Employee under the terms of RSGC's Pension Plan for Transferred Employees, as it may be amended from time to time, recognizing service rendered by such Transferred Employee as a participant in both RSGC's Pension Plan for Transferred Employees and RIP II; and (B) such Transferred Employee's accrued benefit as of the Closing Date under RIP II, under the terms of RIP II as it exists on that date and irrespective of the extent to which such accrued benefit is funded under or paid from RIP II on or after the Closing Date.

               (iii)  Notwithstanding any provision to the
     contrary in (i) or (ii) above, on and after the first anniversary of the Closing Date, RSGC shall be free to amend, revise or terminate any provisions or benefits under RSGC's Pension Plan for Transferred Employees.

          (b) Figgie's Actions. Within a reasonable period after the Closing Date, to the extent necessary, Figgie shall amend RIP II to provide (i) that each Transferred Employee who is a participant in RIP II on the Closing Date shall be fully vested on such date in his or her accrued benefit under RIP II and (ii) that distributions to Transferred Employees may commence at age 55 (regardless of service) at the Transferred Employee's election subject to full actuarial reduction. In addition, a Transferred Employee with an accrued benefit with a present value equal to or less than $3,500 under RIP II shall be cashed out of his or her benefit.

          5.1.4  Defined Contribution Plans.

          (a)  RSGC's Actions.

               (i) Not later than 120 days after the Closing Date, RSGC shall take such action as is necessary so that the Transferred Employees who were covered by the Figgie International Inc. Supplementary Retirement Savings Plan ("SRSP") shall be eligible to participate in a defined contribution plan which qualifies under Code Sections 401(a) and 401(k) ("RSGC's Savings Plan for Transferred Employees").

               (ii) RSGC shall furthermore provide in RSGC's Savings Plan for Transferred Employees service credit for (A) eligibility to participate and (B) vesting for each Transferred Employee, for service prior to the Closing Date credited for the same purposes under SRSP.

          (b)  Figgie's Actions.

               (i)  Within a reasonable period after the
     Closing Date, to the extent necessary, Figgie shall amend all of Figgie's defined contribution plans which cover Transferred Employees, including SRSP ("Figgie's DC Plans"), to provide (A) that each Transferred Employee who is a participant in such plans on the Closing Date shall be fully vested on such date in his or her account balances under Figgie's DC Plans and (B) that distributions to Transferred Employees may commence at age 55 (regardless of service) at the Transferred Employee's election. In addition, a Transferred Employee with an account balance equal to or less than $3,500 under Figgie's DC Plans shall be cashed out of his or her benefit.

               (ii)  On or before the first anniversary of
     the Closing Date, Figgie shall offer each Transferred Employee the right to receive a lump sum distribution of his or her account balances under Figgie's DC Plans or to transfer such account balances to RSGC's Savings Plan for Transferred Employees.

          5.1.5  Cooperation.

          (a) With respect to all benefits for which Figgie is liable under this Section 5.1, RSGC shall cooperate with Figgie by promptly providing the information reasonably requested by Figgie to enable Figgie to perform its obligations. RSGC shall direct all claimants and claims for such benefits to Figgie. Figgie shall provide RSGC with such reasonable access prior to the Closing Date as may be necessary or appropriate to enable RSGC to enroll Transferred Employees into RSGC's Employee Benefits and otherwise fulfill its obligations under this Section 5.1.

          (b) With respect to all benefits for which RSGC is liable under this Section 5.1 or otherwise provides to Transferred Employees, Figgie shall cooperate with RSGC by promptly providing the information reasonably requested by RSGC to enable RSGC to perform its obligations. Figgie shall direct all claimants and claims for such benefits to RSGC.

          (c) After the Closing Date, Figgie and RSGC each will cooperate with the other in providing reasonable access to all information required for the operation of, or the preparation and submission of reports or notices required in connection with the operation of the employee benefit programs maintained by Figgie or RSGC or their affiliates which cover any of the Transferred Employees, including but not limited to the preparation and submission of reports or notices to the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other agency of the U.S. Government.

          5.1.6 Collective Bargaining Agreements. Effective on the Closing Date, RSGC shall assume all collective bargaining agreements that are in effect between Figgie or the Division and a union or other collective bargaining representative to the extent such agreements cover
Transferred Employees.

          5.1.7 Multiemployer Pension Plan Matters. In addition to RSGC's obligations set forth in this Section 5.1, RSGC shall assume certain obligations of Figgie and the Division relating to certain of the Transferred Employees as follows:

          (a) Figgie is a contributor to two multiemployer pension plans, the Amalgamated Cotton Garment & Allied Industries Fund (the "Amalgamated Fund") and the Central States, Southeast and Southwest Areas Pension Fund (the "Central States Fund" and, with the Amalgamated Fund, the "Funds," and, individually, a "Fund"). RSGC and Figgie intend that the sale of the Rawlings Business pursuant to this Agreement shall constitute a Sale of Assets under
Section 4204 of ERISA, 29 U.S.C.A. 1384, and shall not result in the imposition of complete or partial withdrawal liability to Figgie under either such Fund. Therefore, RSGC and Figgie agree to comply with the provisions of said Section 4204 of ERISA in respect of both such Funds, as follows:

               (i)  RSGC shall contribute to each Fund with
     respect to the Rawlings Business for substantially the same number of contribution base units (as defined by Section 4001(a)(11) of ERISA) for which Figgie had an obligation to contribute to such Fund with respect to the Rawlings Business, but in no event for fewer contribution base units than would be required of RSGC under the applicable collective bargaining agreement.

               (ii)  RSGC shall comply with the provisions of
     Section 4204(a)(1)(B) of ERISA and provide to each such Fund for a period of five plan years commencing with the first plan year beginning after the Closing Date a bond issued by a corporate surety company that is an acceptable surety within the meaning of Section 4204(a)(1)(B) of ERISA, or an amount held in escrow by a bank or similar financial institution satisfactory to the Fund, in an amount (calculated separately for each such Fund) equal, in either case (bond or escrow) to the greater of (A) the average annual contribution required to be made by Figgie with respect to the Rawlings Business under the Fund for the three plan years preceding the plan year in which the Closing Date occurs, or (B) the annual contribution that Figgie was required to make with respect to the Rawlings Business under the Fund for the last plan year before the plan year in which the Closing Date occurs, which bond (or escrowed funds) shall be paid to the Fund if RSGC withdraws from the Fund or fails to make a contribution to the Fund when due, at any time during the first five plan years beginning after the Closing Date; provided, however, that RSGC shall not be obligated to provide such bond (or escrowed funds) if excepted from such obligation under the provisions of 29 C.F.R. Sections 2643.11 and 2643.13, applicable to certain de minimis transactions. For the purpose of establishing the applicability of such exception, prior to the first day of the first plan year commencing after the Closing Date, RSGC agrees to provide, and Figgie agrees to cooperate with RSGC in providing, to the Fund trustees for each such Fund: (A) notification in writing of RSGC's and Figgie's intention that the sale be covered by Section 4204 of ERISA; (B) a request for a variance from the obligation for RSGC's bond (or escrow) and the sale-contract provision under Sections 4204(a)(1)(B) and 4204(a)(1)(C) of ERISA, respectively; and (C) such information as may be necessary to demonstrate to the Fund trustees the applicability of 29 C.F.R. Section 2643.13 (i.e., establish that the bond which would otherwise be required under Section 4204(a)(1)(B) does not exceed the lesser of the following amounts: (1) $250,000 or (2) two percent of the average total annual contributions made by all employers to the Fund for the three most recent plan years prior to the Closing Date). Notwithstanding any of the foregoing provisions, RSGC shall have no obligation to provide such bond (or escrowed funds) until notified by the Fund trustees of their decision with respect to RSGC's aforementioned timely application for a variance from such obligation as set forth herein. RSGC shall send Figgie copies of all notices and other correspondence with the Fund trustees pursuant to this Section 5.1.7 for each such Fund. If either Fund is in reorganization in the plan year in which the Closing Date occurs, and if RSGC is required to post a bond or provide escrowed amounts to such Fund pursuant to this Section 5.1.7, RSGC shall furnish such bond or escrow in an amount equal to 200% of the amount that would otherwise be applicable under
     Section 4204(a)(1)(B) of ERISA.

               (iii) If RSGC withdraws from either such Fund in a complete withdrawal, or a partial withdrawal with respect to the Rawlings Business, during the first five plan years beginning after the Closing Date, RSGC shall pay any withdrawal liability resulting from such action. Figgie shall be secondarily liable for any withdrawal liability it would have had to the Fund with respect to the Rawlings Business (but for Section 4204 of ERISA) if the liability of RSGC with respect to the Fund is not paid.

               (iv) RSGC shall notify Figgie immediately in the event that RSGC withdraws from either such Fund in a complete or partial withdrawal during the first five plan years beginning after the Closing Date, and upon request of Figgie, shall provide Figgie with any and all information relevant to the obligations of RSGC and Figgie under this Section 5.1.7 or ERISA. RSGC shall provide Figgie with timely copies of all notices, demands, and other correspondence between RSGC (or any party acting on behalf of RSGC or in connection with a partial or complete withdrawal by RSGC) and the Fund relating to such withdrawal.

          (b)  RSGC hereby indemnifies and holds harmless
Figgie from, and agrees to reimburse Figgie immediately and in full upon demand with respect to:

               (i)  any payment that Figgie is required to
     make to the Amalgamated Fund or the Central States Fund by reason of Section 4204(a)(2) of ERISA, subsection
     (a)(iii) of this Section 5.1.7 or the failure of RSGC to fully and completely perform any part of the obligation undertaken by RSGC in this Section 5.1.7; and

               (ii) any and all expenses incurred, including reasonable accounting, actuarial, and legal fees, arising directly or indirectly by reason of the failure of RSGC to fully and completely perform any part of the obligation undertaken by RSGC in this Section 5.1.7.

          (c) In the event that, prior to the date on which RSGC would otherwise be required to provide the Amalgamated Fund with a bond or cash escrow pursuant to subsection
(a)(ii) of this Section 5.1.7, the Amalgamated Fund determines that (i) Figgie has incurred a complete withdrawal from the Amalgamated Fund and (ii) Figgie would owe no liability as a result of such complete withdrawal, even in the absence of this Section 5.1.7; then the obligations of this Section 5.1.7 shall not apply with respect to the Amalgamated Fund.

     5.2 Maintenance of Books and Records. Each of the Parties shall preserve, in accordance with their applicable written record retention policies in effect from time to time, all records possessed or to be possessed by such Party relating to any of the assets, liabilities or business of the Rawlings Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such Party shall provide the other Party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such Party and (b) the books of account and records of such Party, and the other Parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such Party; and provided, further, that, as to so much of such information as constitutes trade secrets or confidential business information of such Party, the requesting Party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such Party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such Party, through sources other than the requesting Party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a Party if such Party sends to the other Parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Subject to the provisions of
Section 6.9 hereof, such records may then be destroyed after the 30th day after such notice is given unless any of the other Parties objects to the destruction in which case the Party seeking to destroy the records shall deliver such records to the objecting Party or Parties. For purposes of this Section 5.2, any request by Seller for information about any litigation, product liability claims or workers' compensation claims relating to the Rawlings Business, whether or not Seller is responsible for such litigation or claims, and any request by Seller for information relating to actions with respect to the recovery of costs incurred in connection with the environmental matters at the Adirondack facility in Dolgeville, New York shall be deemed to be for legitimate purposes.

     5.3 Payments Received. Seller and RSGC each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which hereunder or otherwise properly belongs to another Party, including any insurance proceeds, and will account to the other for all such receipts.

     5.4 Use of Name. From and after the Closing Date, Seller and its affiliates will sign such consents and take such other action as RSGC shall reasonably request in order to perfect RSGC's ownership of the name "Rawlings" and variants thereof. Except for the time periods during which RSGC is a direct or indirect wholly-owned subsidiary of Figgie, in no event shall RSGC or its affiliates use the name "Figgie" or any variant thereof; provided, however, that RSGC shall have the right to continue to market and sell packaged Rawlings Business inventory which, as of the Closing, bears the Figgie name, until but only until such inventory is depleted; provided, further, that RSGC shall have the right to use the name Figgie de Costa Rica for a period of up to 60 days following the Closing. Seller acknowledges and agrees that, from and after the Closing Date, Seller has no right to sell or authorize a third party to use the name "Rawlings."

     5.5 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Assets or the Rawlings Business to RSGC. In addition, upon reimbursement by RSGC of all related out-of-pocket costs of Seller, Seller will execute such documents and financing statements as RSGC may request from time to time to evidence transfer of the Assets to RSGC, including any necessary assignments of financing statements.

     5.6 Discharge of Certain Liabilities. From and after the Closing Date, RSGC shall pay and discharge, in accordance with past practice but not less than on a timely basis, all Assumed Liabilities in accordance with their respective terms.

     5.7 Nonsolicitation Covenant. For one year immediately after the Closing Date, each of Seller on one side and RSGC on the other side agrees not to directly or indirectly solicit for employment the employees of the other side without the prior written consent of Figgie's Director, Personnel and the Chief Executive Officer of RSGC.

     5.8  Covenant Not to Compete.

          (a) For five years immediately after the Closing Date, RSGC shall not, and shall cause all of RSGC's affiliates not to, directly or indirectly engage or attempt to engage in any business that competes with the business of Seller, other than the Rawlings Business, either in the United States or elsewhere in the world, whether for its own account or as a partner, joint venturer, agent, stockholder of a corporation (other than as a beneficial owner of less than 10% of the outstanding voting securities thereof), or otherwise; provided, however, that RSGC may continue to conduct the Rawlings Business as it existed on the Closing Date and may continue to produce, manufacture and sell the products the Division was producing, manufacturing and selling as of the Closing Date.

          (b) For five years immediately after the Closing Date, Seller shall not, and shall cause all of Seller's affiliates not to, directly or indirectly engage or attempt to engage in any business that competes with the Rawlings Business, either in the United States or elsewhere in the world, whether for its own account or as a partner, joint venturer, agent, stockholder of a corporation (other than as a beneficial owner of less than 10% of the outstanding voting securities thereof), or otherwise; provided, however, that Seller may continue to conduct its business (other than the Rawlings Business) as it existed on the Closing Date and may continue to produce, manufacture and sell the products it was producing, manufacturing and selling (other than those produced, manufactured or sold by the Rawlings Business) as of the Closing Date.

          (c) If a court shall declare that any term or provision of this Section 5.8 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the time, geographic area and scope of activity limitations or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     5.9 Further Assurances. Seller from time to time after the Closing, at RSGC's request and upon payment by RSGC of all reasonable out-of-pocket expenses of Seller in connection therewith, will execute, acknowledge and deliver to RSGC such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as RSGC may reasonably require in order to vest more effectively in RSGC, or to put RSGC more fully in possession of, any of the Assets, or to better enable RSGC to complete, perform or discharge any of the Assumed Liabilities. Each of the Parties will cooperate with the other and execute and deliver to the other Parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by another Party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

     5.10 Cooperation with Respect to Claims. RSGC shall use reasonable efforts to cooperate and assist Seller in pursuing and defending all product liability claims, litigation, environmental claims, workers' compensation claims and any other claims in any way related to the Rawlings Business, including, but not limited to, those claims set forth on SCHEDULES 1.7(a) and 1.7(b) hereto and claims against insurance carriers.

     5.11 WARN Act Compliance. Following the Closing Date, RSGC shall comply in all respects with the Worker's Adjustment and Retraining Notification Act, P.L. 100-379, 102 Stat. 890, as amended (the "WARN Act"), and shall not take any action which would subject RSGC or Figgie to any disclosure or announcement obligations under the WARN Act.

     5.12  Insurance Policy Benefits Relating to
Environmental Liabilities.

               (i) With respect to claims against insurance carriers relating to Existing Environmental Claims under the property and casualty insurance policies and binders held by Seller at or prior to the Closing Date, RSGC hereby irrevocably appoints (which appointment is coupled with an interest) Seller, or its delegate, as the attorney-in-fact of RSGC with the duty to prosecute, and the right to adjust, litigate or compromise, any claim against the issuers of any such policy, in each case, in order to realize the benefits of the assignment, if any, in Section 1.2(l)(i) hereof; provided, however, that Seller shall not take any action which would have a material adverse effect on RSGC without the prior written consent of RSGC. Seller hereby directs the issuer of such policies to pay any such monies to RSGC to the extent required by Section 1.2(l)(i) hereof.

               (ii)  With respect to New Environmental
     Claims, Seller hereby irrevocably appoints (which appointment is coupled with an interest) RSGC, or its delegate, as the attorney-in-fact of Seller with the non-exclusive right (but not the duty) from time to time to (A) prepare, complete, execute, deliver, endorse or file, in the name and on behalf of Seller, any and all instruments, documents, proofs of claim and other writings required to be obtained, executed, delivered or endorsed, (B) receive all monies, endorse checks and other instruments representing payment of monies and (C) adjust, litigate, compromise or release any claim against the issuers of any such policy, in each case, in order to realize the benefits of the assignment, if any, in Section 1.2(l)(ii) hereof. Seller hereby directs the issuer of such policies to pay any such monies to RSGC.

     5.13. Injection Molding Machines. As soon as practicable following the Closing: (a) RSGC and Seller shall terminate their lease(s) with respect to the three injection molding machines which were owned by Seller and used in the Rawlings Business (the "Machines"); (b) Seller shall transfer the Machines to General Electric Capital Corporation ("GECC"); (c) Seller shall lease the Machines from GECC; and
(d) Seller shall sublease the Machines to RSGC.

                  ARTICLE 6  -  TAX MATTERS

     6.1. Tax Character of Transfer. The Parties acknowledge and agree that the conveyance and assignment of the Assets to RSGC pursuant to this Agreement is intended to be treated as a sale or other disposition under Section 1001 of the Code and as an applicable asset acquisition within the meaning of Section 1060 of the Code. The Parties shall make all reports, returns and claims and other statements in respect of taxation consistent with this characterization and shall not make any inconsistent written statement on any and all returns, declarations, reports, statements and other documents (the "Returns") required to be filed in respect of Taxes (as hereinafter defined) or during the course of any Internal Revenue Service or other Tax audit or proceeding. "Taxes" shall mean all federal, state, provincial, local and foreign income, profits, franchise, unincorporated business, withholding, capital, general corporate, customs duties, environmental, disability, registration, alternative, add-on, minimum, estimated, sales, goods and services, use, occupation, property, severance, production, excise, recording, ad valorem, gains, transfer, value-added, unemployment compensation, social security premium, privilege and any and all other taxes (including interest, additions to tax and penalties thereon, and interest on such additions to tax and penalties).

     6.2. Allocation of Consideration. The consideration received for the Assets conveyed or assigned pursuant to this Agreement shall be allocated among the Assets in accordance with the Tax Allocation Schedule provided for by the Tax Sharing and Separation Agreement.

     6.3. Transfer Taxes. Seller and RSGC shall equally share and pay any sales, use, transfer, stamp, stamp duty, stamp duty reserve tax, conveyance, documentary, or similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, including any and all recording fees, notarial fees and other similar costs incurred in connection with the conveyance of the Assets ("Transfer Taxes"); provided, however, that RSGC shall not be required to pay more than $150,000 in Transfer Taxes and Seller shall be required to pay all Transfer Taxes in excess of $300,000. RSGC shall, on the Closing Date, execute and deliver to Seller a sales tax resale exemption certificate for each state in which inventory is transferred to RSGC pursuant to this Agreement.

     6.4. New York Tax Law. Seller and RSGC shall timely comply with the requirements of Article 31-B of the Tax Law of the State of New York and regulations applicable thereto (as the same from time to time may be amended) (the "Tax Law") with respect to the transfer of the property listed as item 1 on SCHEDULE 1.2(j) hereto and the assignment of the Brewster, New York lease. Seller shall, within two business days after receipt of an appraisal with respect to such property (a) notify RSGC of the amount of the appraisal and the amount of the transfer tax due under Article 31 of the Tax Law, (b) deliver to RSGC for execution the return required by Article 31 of the Tax Law prepared by Seller and
(c) deliver to RSGC for execution a Transferee Questionnaire prepared by Seller. RSGC shall return to Seller within two business days after receipt of such items (i) one-half of the amount of the transfer tax due under Article 31 of the Tax Law in immediately available funds, (ii) the return required by Article 31 of the Tax Law duly executed and acknowledged by RSGC and (iii) the Transferee Questionnaire duly executed and acknowledged by RSGC. Within two business days after receiving payment for one-half of the transfer taxes, the duly executed and acknowledged transfer tax return and the duly executed and acknowledged Transferee Questionnaire from RSGC, Seller shall file with the appropriate governmental authority all required documentation (including a duly executed and acknowledged Transferor Questionnaire) in order to obtain either an official Tentative Assessment and Return or an official Statement of No Tax Due. Within two business days after receipt of an official Tentative Assessment and Return or official Statement of No Tax Due, Seller shall cause the deed which was executed and delivered on the date hereof with respect to the property to be recorded and shall pay to the New York State Tax Commission the full amount of each tax shown to be due in connection with the transfer under Articles 31 and 31-B of the Tax Law. Seller and RSGC shall timely make any other payments and execute, acknowledge and deliver such further documents and instruments, as may be necessary to comply with Articles 31 and 31-B of the Tax Law. The provisions of this section shall survive the Closing.

     6.5. Property Taxes. RSGC shall pay any and all real property and personal property taxes and assessments relating to the Assets (including taxes and assessments on property subject to leases) to the extent unpaid, regardless of the taxable periods to which such taxes relate. If Seller is contesting any such taxes before a taxing authority, administrative tribunal or in a judicial proceeding, following the Closing Date RSGC shall assume responsibility for and control any such proceeding at its own expense and with its own counsel. Seller shall execute all consents, authorizations or other documents necessary to enable RSGC to have proper standing to conduct any such proceedings.

     6.6. Unemployment Tax Experience. The state unemployment tax experience (the "Experience") of Figgie shall be transferred to RSGC for Missouri, Tennessee and New York and for such other states in which employees in the Rawlings Business are located, if any, as Figgie may select in its sole discretion. The decision to transfer such Experience may be made separately for each state in which the business of RSGC is conducted. If Figgie transfers or elects to transfer the Experience in a particular state, RSGC shall timely execute any and all necessary governmental filings to accomplish this transfer.

     6.7. Preparation of W-2's, Etc. Figgie and RSGC agree that RSGC has received directly and indirectly substantially all the property used in a trade or business previously operated in the Rawlings Business, and in connection therewith RSGC shall employ individuals who immediately before the Closing Date were employed in such trade or business in the Rawlings Business. Accordingly, pursuant to Rev. Proc. 84-77, 1984-2 C.B. 753 and provided that Figgie provides RSGC with all necessary payroll records for the calendar year which includes the Closing Date, RSGC shall furnish a Form W-2 to each employee employed by RSGC who had been employed by Figgie disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and Figgie shall be relieved of the responsibility to do so.

     6.8. Consolidated Return. Figgie agrees to file a consolidated federal income tax return for calendar year 1994 which will include the operations of the Rawlings Business for the period ending on the Closing Date. RSGC agrees to take such action as may be necessary or appropriate to carry out the purpose of this section.

     6.9. Cooperation and Records Retention. Seller and RSGC, individually and on behalf of their respective affiliates, shall (a) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes,
(b) each retain and provide the other with any records or other information which may be relevant to such Return, audit or examination, proceeding or determination, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period. Without limiting the generality of the foregoing, Seller and RSGC shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which are relevant to such Returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Parties with a reasonable opportunity to review and copy the same.


                ARTICLE 7  -  INDEMNIFICATION

     7.1  Indemnification of RSGC and Related Persons.
Seller shall indemnify and hold harmless RSGC, its successors and assigns, and each person who controls RSGC within the meaning of the Securities Act of 1933, as amended, and each person who is an affiliate of RSGC within the meaning of Rule 405 promulgated thereunder, and each officer and director of RSGC or of any such controlling person or affiliate, from, against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses, including any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable legal fees and expenses) incident to the foregoing or to the enforcement of this
Section 7.1 resulting from, relating to or arising out of:

          (a) any misrepresentation or breach of warranty by Seller hereunder;

          (b)  any non-fulfillment of any agreement or
covenant of Seller hereunder;

          (c)  any and all of the Excluded Liabilities;

          (d)  any fraudulent conveyance claims;

          (e) any bulk sales claims to the extent required by Section 8.1 hereof; and

          (f) any liabilities related solely to the Excluded Assets or the business which Seller will hold after the Closing Date, except to the extent that such liabilities are Assumed Liabilities or RSGC is obligated to indemnify Seller with respect thereto pursuant to the provisions hereof.

Such indemnification obligation of Seller hereunder shall continue until the first anniversary of the Closing and shall not expire or be terminable by Seller and shall be without limitation as to amount. In addition, RSGC shall have the right to offset any amounts due to Figgie by RSGC pursuant to
Section 7 of the Tax Sharing and Separation Agreement by any amounts payable by Figgie to RSGC pursuant to Sections 7.1(c), 7.1(d) or 7.1(e) hereof.

     7.2  Indemnification of Seller and Related Persons.
RSGC shall indemnify and hold harmless Seller, its successors and assigns, and each person who controls Seller within the meaning of the Securities Act of 1933, as amended, and each person who is an affiliate of Seller within the meaning of Rule 405 promulgated thereunder, and each officer and director of Seller or of any such controlling person or affiliate, from, against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses, including any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable legal fees and expenses) incident to the foregoing or to the enforcement of this Section 7.2 resulting from, relating to or arising out of

          (a) any misrepresentation or breach of warranty by RSGC hereunder;

          (b)  any non-fulfillment of any agreement or
covenant of RSGC hereunder;

          (c)  any and all of the Assumed Liabilities;

          (d) the conduct of the Rawlings Business by any person following the Closing;

          (e) any and all brokerage or other commissions to the extent required by Section 8.2(a) hereof; and

          (f) except as otherwise expressly provided herein, the employment of the Transferred Employees by RSGC.

Such indemnification obligation of RSGC hereunder shall continue until the first anniversary of the Closing and shall not expire or be terminable by RSGC and shall be without limitation as to amount.

     7.3 Method of Asserting Claims. All claims for indemnification under Sections 7.1 and 7.2 shall be asserted and resolved as follows:

          (a) In the event that any claim or demand for which any Party would be liable (the "Indemnifying Party") to any other Party hereunder (the "Indemnified Party") is asserted against or sought to be collected by a third party, the Indemnified Party shall notify the Indemnifying Party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"). The Indemnifying Party shall have 30 days from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes its liability to the Indemnified Party hereunder with respect to such claim or demand, and (ii) if it does not dispute such liability, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, however, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it does not dispute such liability and that it does desire to defend against such claim or demand, then except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability for any other matter. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnified Party, any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified Party or an affiliate of the Indemnified Party, the Indemnified Party shall have the right to control the defense or settlement of any such claim or demand, and its reasonable costs and expenses thereof shall not be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnifying Party elects not to defend against such claim or demand, whether by not giving timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnifying Party or by the Indemnified Party (but the Indemnified Party shall not have any obligation to contest any such claim or demand), then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Indemnifying Party hereunder (subject, if the Indemnifying Party has timely disputed liability, to a determination that the disputed liability is covered by these indemnification provisions). The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any settlement entered into by the Indemnified Party without the prior written consent of the Indemnifying Party.

          (b) In the event that the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

          (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand will be made.

          (d) In the event that the Indemnified Party has the right to recover any losses under any insurance policies in effect from time to time and the Indemnified Party, in its sole discretion, determines to pursue such rights, any recovery under such insurance actually received by the Indemnified Party shall not be deemed an indemnifiable loss hereunder; provided that the Indemnified Party shall not be required hereby to (i) maintain any insurance policy or (ii) make any claim under any insurance policy maintained by the Indemnified Party unless the Indemnified Party is reimbursed by the Indemnifying Party for an amount which the Indemnified Party determines, in its sole discretion, is equal to all expenses and increased future premium costs resulting therefrom.

     7.4 Payment. In the event that the Indemnifying Party is required to make any payment under this Article 7, the Indemnifying Party shall promptly pay the Indemnified Party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article 7, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article 7 and the portion, if any, theretofore paid shall bear interest as provided in the last sentence of this Section
7.4. Upon the payment in full of any claim, either by setoff or otherwise, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person, firm, corporation or other entity with respect to the subject matter of such claim. If all or part of any indemnification obligation under this Agreement is not paid when due, then the Indemnifying Party shall pay the Indemnified Party or Parties interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be two percentage points in excess of the lowest rate generally charged from time to time by the First National Bank of Boston and publicly announced by such bank as its "base lending rate" from time to time.

     7.5   Service of Process, Consent to Jurisdiction, Etc.

          (a) Each of the Parties irrevocably consents to the service of any process, pleadings, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such Party at such Party's address set forth in Section 8.4 hereof, or by any other method provided or permitted under Delaware law.

          (b)  Each of the Parties irrevocably and
unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for Delaware or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of New Castle, Delaware; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such court.


                 ARTICLE 8  -  MISCELLANEOUS

     8.1 Compliance with Bulk Sales Laws. RSGC and Seller hereby waive compliance by RSGC and Seller with the bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Figgie will indemnify RSGC and hold RSGC harmless against and in respect of, any claims relating to the bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

     8.2  Brokerage; Expenses; Etc.

          (a) The Parties represent and warrant that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any person, firm or corporation other than Dillon, Read & Co. Inc. RSGC will be responsible for, and will indemnify Seller and hold Seller harmless against and in respect of, any claim for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby made by any person or entity other than Dillon, Read & Co. Inc. Figgie shall be responsible for any of the fees and expenses of Dillon, Read & Co. Inc.

          (b) Except as otherwise expressly provided herein, each Party hereto shall pay its own expenses, including the reasonable fees and expenses of its counsel, incurred in connection with this Agreement and the transactions contemplated hereby.

     8.3 Contents of Agreement; Amendment; Parties in Interest, Assignment, Etc. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. Any previous agreements or understandings between the Parties regarding the subject matter hereof are merged into and superseded by this Agreement. This Agreement may be amended, modified or supplemented only by written instrument duly executed by each of the Parties. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties, provided that no Party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

     8.4 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, delivery charges prepaid, or three business days after being sent by registered or certified mail (return receipt requested), postage prepaid, or one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the Parties at their respective addresses stated below. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Any Party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other Parties in accordance with this
Section 8.4, except that any such change of address notice shall not be effective unless and until received.

          If to RSGC, to:

               Rawlings Sporting Goods Company, Inc.
               1859 Intertech Drive
               Fenton, MO   63026
               Attention:  Carl J. Shields

          If to Seller, to:

               Figgie International Inc.
               4420 Sherwin Road
               Willoughby, OH   44094
               Attention:  Luther A. Harthun, Esquire

     8.5 Delaware Law to Govern. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

     8.6 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their respective successors and assigns, and they shall not be construed as conferring any rights on any other persons, except as otherwise expressly provided herein.

     8.7 Headings, Gender, "Person," and "Including." All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity. The term "including" or "include" shall mean "including, without limitation," and the subsequent listing of any matters shall in no event be construed to limit or narrow the breadth of the preceding clause or matter.

     8.8 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     8.9 Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, nonbinding or unenforceable in its entirety or partially or as to any Party, for any reason, such provision may be changed, consistent with the intent of the Parties, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, nonbinding or unenforceable in its entirety or partially or as to any Party, for any reason, and if such provision cannot be changed, consistent with the intent of the Parties, to make it fully legal, valid, binding and enforceable, then such provision shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.

     8.10 Counterparts. This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

          IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first written.


ATTEST:
FIGGIE INTERNATIONAL INC.
By______________________        By__________________________
  Robert D. Vilsak              L.A. Harthun
  Assistant Secretary           Senior Vice President -
                                 International, General
                                 Counsel and Secretary


ATTEST:                         FIGGIE LICENSING CORPORATION


By______________________        By_________________________
  Robert D. Vilsak               L.A. Harthun
  Assistant Secretary             Vice President and
                                  Secretary


ATTEST:                         FIGGIE INTERNATIONAL REAL
                                ESTATE, INC.


By______________________        By_________________________
  L.A. Harthun                   Allen C. Hays
  Secretary                       Vice President and
                                  Treasurer


ATTEST:                         FIGGIE PROPERTIES INC.


By______________________        By________________________
  L.A. Harthun                   Allen C. Hays
  Secretary                       Vice President and
                                  Treasurer


ATTEST:                         RAWLINGS SPORTING GOODS COMPANY,
                                INC.


By______________________        By________________________
  Craig A. Mankowski             Carl J. Shields
  Assistant Secretary             President

         Schedules and Exhibits to Assets Transfer Agreement
                              (Omitted)


Schedules                       Tables
     1.2(a)         Leaseholds

     1.2(e)         Intellectual Property

     1.2(h)         Agreements

     1.2(j)         Real Estate

     1.3(f)         Certain Excluded Assets

     1.4            Liens

     1.6(a)         Unfilled Orders as of March 31, 1994

     1.6(b)         Outstanding Purchase Orders as of March 31, 1994

     1.7(a)         Excluded Liabilities Relating to Litigation
                    (Product Liabilities)

     1.7(b)         Excluded Liabilities Relating to Litigation
                    (Other than Product Liabilities)

Exhibits                        Title
     A         Note in the principal amount of $35,000,000
     B         Bill of Sale
     C         Confirmation of Patent Assignment
     D         Confirmation of Trademark Assignment
     E         Confirmation of Copyright Assignment
     F         Assignment and Assumption Agreement
     G         (Included as an Exhibit to Form 8-K)
     H         Certificate
     I         Transitional Services Agreement
